Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 29, 2010 (except for Note 16, as to which the date is May 17, 2010), relating to the consolidated financial statements of Comm Bancorp, Inc and its subsidiaries, which is contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ ParenteBeard LLC ParenteBeard LLC
Allentown, Pennsylvania October 13, 2010